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                                                                  EXHIBIT 10.49


                                                                 EXECUTION COPY


UICI
--------------------------------------------------------------------------------



                                October 13, 2000



PERSONAL AND CONFIDENTIAL

Mr. William Benac
3612 Crescent Avenue
Dallas, TX 75205

Dear Bill:

         I understand that you have accepted employment with another company, effective October 27th. Following up on our recent conversations, this letter will set forth the terms and conditions of your transition from certain executive positions with UICI, a Delaware corporation ("UICI") and affiliates, and your engagement as a consultant to UICI, pursuant to which UICI will engage your services to serve as a consultant to UICI from time to time as herein set forth. For purposes of this agreement, you are sometimes herein referred to herein as "Benac."

         You currently serve as Executive Vice President of UICI. You currently hold options to purchase 10,000 shares of UICI Common Stock at an exercise price of $23.38 per share, of which options to purchase 2,000 shares are currently vested and exercisable and options to purchase 8,000 shares are unvested and unexercisable ("Non-Vested Options"). In accordance with our recent conversations, you and UICI have mutually agreed to terminate your current relationship with UICI and its affiliates, and you have agreed, having gained considerable knowledge and experience relating to the business of UICI and its affiliates as a result of your prior affiliation with UICI as an officer, to assist UICI and its affiliates as a consultant by providing certain advisory services to UICI and its affiliates (collectively, UICI and its affiliates are herein sometimes referred to as the "Company"). Accordingly, UICI and Benac hereby agree as follows:

         1. SEPARATION; SEVERANCE PAYMENT. At the close of business on October 27, 2000 (the "Separation Date"), you agree to resign as an Executive Vice President of UICI and each such other executive office, committee and/or directorship of entities affiliated with UICI upon which you currently serve or which you currently hold (each of such office, committee or directorship set forth on Exhibit A hereto). For and in consideration of your past services to the Company, the Company agrees to pay you a one-time severance payment in the amount of $50,000 in cash, payable upon the Resignation Date. You shall otherwise be entitled to your regular compensation accrued to the Separation Date.



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         2. OTHER ARRANGEMENTS.

         (a) Reference is made to that certain promissory note, dated May 26, 1999, payable from Benac to UICI in the aggregate principal amount of $203,750, which note matures in accordance with its terms on the earlier of May 26, 2005 or upon the occurrence of certain events as therein provided (the "Note"). The proceeds of the Note were used to finance the purchase of 10,000 shares of UICI Common Stock. UICI agrees to amend the terms of such Note to provide that all principal and interest outstanding on the Note shall hereafter become due and payable upon the Modified Maturity Date (as such term is hereinafter defined). For purposes hereof, the "Modified Maturity Date" shall mean the first to occur of (a) a Change in Control of UICI (as defined in the Note); (b) termination of the consulting arrangement hereby created by UICI for "cause" as provided in
Section 4.4(i) hereof; (c) December 31, 2002; or (d) the Put/Call Event. For purposes hereof, the "Put/Call Event" shall have occurred upon the first date upon which Benac shall have exercised the Benac Put or UICI shall have exercised the UICI Call (in each case as such capitalized terms are hereinafter defined).

         (b) On the Separation Date, all Unvested Options shall terminate and be of no further force or effect, and all shares of Restricted Stock shall be forfeited to the Company.

         (c) At any time during the period beginning on November 1, 2002 and ending on January 15, 2003, Benac shall have the absolute right to put to UICI (the "Benac Put"), and UICI shall have the corresponding obligation to purchase from Benac, up to 10,000 shares of UICI common stock at a purchase price of $20.00 per share in cash. The Benac Put shall be exercised by Benac upon written or telephonic notice to UICI, which notice shall designate (i) the number of shares to be sold subject to the Benac Put and (ii) the closing date, which shall be a date not less than 3 business days from the date of receipt by UICI of such notice. The shares of UICI common stock to be sold to UICI hereunder shall, upon payment of the purchase price therefor, be free and clear of all claims, liens and encumbrances whatsoever.

         (d) At any time during the period beginning on the Separation Date and ending on January 15, 2003, UICI shall have the absolute right to purchase from Benac (the "UICI Call"), and Benac shall have the corresponding obligation to sell to UICI, 10,000 shares of UICI common stock (or such lesser number of shares as Benac shall then own) at a purchase price of $20.00 per share in cash. The UICI Call shall be exercised by UICI upon written or telephonic notice to Benac, which notice shall designate (i) the number of shares to be purchased subject to the UICI Call and (ii) the closing date, which shall be a date not less than 3 business days from the date of receipt by Benac of such notice. The shares of UICI common stock to be sold to UICI hereunder shall, upon payment of the purchase price therefor, be free and clear of all claims, liens and encumbrances whatsoever.

         (e) Benac acknowledges and agrees that, as modified hereby, the Note remains in full force and effect, enforceable in accordance with its terms. To secure payment of the Note, Benac hereby grants to UICI a first and perfected security interest in the 10,000 shares of UICI common stock purchased with the proceeds of the Note, and a certificate representing such shares in the name of Benac has been deposited with UICI, together with a stock power executed by Benac in blank.

         3. RELEASES.

         3.1. Release of UICI Affiliates. In consideration of the payments and promises contained in this Agreement, and in full compromise and settlement of any of Benac's potential claims and causes of action relating to or arising out of termination of his employment



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relationship with UICI, and any and all other claims or causes of action that
Benac has or may have against the UICI Affiliates (as defined below) up to the date of execution of this Agreement, Benac hereby:

                  (a) Knowingly and voluntarily agrees to irrevocably and unconditionally waive and release UICI, and any other entity controlled by, controlling or under common control with UICI, their predecessors and successors and directors, officers, employees, representatives, attorneys, including all persons acting by, through, under or in concert with any of them (collectively, the "UICI Affiliates"), from any and all charges, complaints, claims, liabilities, obligations, promises, sums of money, agreements, controversies, damages, actions, lawsuits, rights, demands, sanctions, costs (including attorneys' fees), losses, debts and expenses of any nature whatsoever, existing on, or at any time prior to, the Separation Date in law, in equity or otherwise, which Benac, his successors, heirs or assigns had or have upon or by reason of any fact, matter, cause, or thing whatsoever, AND SPECIFICALLY INCLUDING ANY MATTER THAT MAY BE BASED ON THE SOLE OR CONTRIBUTORY NEGLIGENCE (WHETHER ACTIVE, PASSIVE OR GROSS) OF ANY UICI AFFILIATE. This release includes, but is not limited to, a release of all claims or causes of action arising out of or relating to termination of the employer-employee relationship of Benac and the Company, and any other claim, including, without limitation, alleged contract and tort claims or claims or causes of action arising under any federal, state, or local law, including, but not limited to, the Age Discrimination in Employment Act, 29 U.S.C. Section 621, et seq., the Fair Labor Standards Act, 29 U.S.C. Section 201, et seq., the Employee Retirement Income Security Act, 29 U.S.C. Section 1001, et seq., and any claim under the statutes of the State of Texas, or other jurisdictions, and the facts, circumstances, allegations, and controversies relating or giving rise thereto that have accrued to the date of execution of this Agreement; and

                  (b) Agrees that he will not commence, maintain, initiate, or prosecute, or cause, encourage, assist, volunteer, advise or cooperate with any other person to commence, maintain, initiate or prosecute, any action, lawsuit, proceeding, investigation, or claim before any court, legislative body or committee, or administrative agency (whether state, federal or otherwise) against the UICI Affiliates relating to any claims, liabilities, obligations, promises, sums of money, agreements, controversies, damages, actions, lawsuits, rights, demands, sanctions, costs (including attorneys' fees), losses, debts and expenses described in the foregoing subparagraph (a);

provided, however, that, notwithstanding anything to the contrary in the foregoing, nothing hereunder shall be deemed to affect, impair or diminish in any respect (i) any rights to which Benac may be entitled in his capacity as a director or officer of any UICI Affiliate to indemnification, advancement of expenses and/or reimbursement under Delaware law (or the corporate law of any other jurisdiction that may govern a UICI Affiliate), any UICI Affiliate's Certificate of Incorporation or bylaws (including without limitation Benac's rights to indemnification for costs and expenses associated with the litigation captioned Herbert R. Silver v. UICI et al and any other litigation to which Benac is made a party in his capacity as an officer of UICI), (ii) any rights Benac may have under that certain Indemnification Agreement, dated as of September 1, 1999, between UICI and Benac, (iii) any vested rights as of the Separation Date or entitlement Benac may have under the UICI Employee Stock Ownership Plan, (iv) any other vested rights as of the Separation Date Benac may have under any employee plan or program in which Benac has participated in his capacity as an employee of UICI or any of its affiliates, and (v) the rights of Benac under this Agreement.



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         3.2. Release of Benac. In consideration of the mutual promises contained in this Agreement, and in full settlement of any of any of the UICI Affiliates' potential claims and causes of action relating to or arising out of Benac's employee relationship with UICI and/or termination of such relationship and all claims and causes of action that any of the UICI Affiliates has or may have against Benac up to the date of execution of this Agreement, the UICI Affiliates hereby:

                  (a) Knowingly and voluntarily agree to irrevocably and unconditionally waive and release Benac, and his heirs, executors, administrators and assigns (collectively the "Benac Releasees"), from any and all charges, complaints, claims, liabilities, obligations, promises sums of money, agreements, controversies, damages, actions, lawsuits, rights, demands, sanctions, costs (including attorneys' fees) losses, debts (other than the Note) and expenses of any nature whatsoever, existing on, or at any time prior to the Resignation Date arising in law, in equity or otherwise, which any of the UICI Affiliates, their successors or assigns had or have upon or by reason of any fact, matter, cause, or thing whatsoever, AND SPECIFICALLY INCLUDING ANY MATTER THAT MAY BE BASED ON THE SOLE OR CONTRIBUTORY NEGLIGENCE (WHETHER ACTIVE, PASSIVE OR GROSS) OF BENAC. This release includes, but is not limited to, a release of all claims or causes of action arising out of termination of the employment relationship, or any other contractual relationship with UICI or any of the other UICI Affiliates, including, without limitation, alleged contract and tort claims or claims arising under any federal, state or local law and any claim under the statutes of the State of Texas, or other jurisdictions, and the facts, circumstances, allegations, and controversies relating or giving rise thereto that have accrued to the date of execution of this Agreement ; and

                  (b) Agrees they will not commence, maintain, initiate or prosecute, or cause, encourage, assist, volunteer, advise or cooperate with any other person to commence, maintain, initiate or prosecute, any action, lawsuit, proceeding, investigation, or claim before any court, legislative body or committee, or administrative agency (whether state, federal or otherwise) against the Benac Releasees relating to any such claims, liabilities, obligations, promises, sums of money, agreements, controversies, damages, actions, lawsuits, rights, demands, sanctions, costs (including attorneys' fees), losses, debts and expenses described in the foregoing subparagraph (a).

         3.3. No Admission. Nothing contained in this Section 3 shall in any way be construed as an admission by the UICI Affiliates or Benac of any acts of wrongdoing, retaliation, defamation, harassment, negligence, breach of contract, discrimination or violation of any statute, law, or legal right. Each such party hereto specifically denies and disclaims that they have any liability to any other party hereto for any of such acts occurring prior to the execution of this Agreement.

         4. CONSULTING ARRANGEMENT. UICI hereby engages Benac on an independent contractor basis as a consultant to UICI, and Benac hereby accepts such engagement and agrees to perform his duties and responsibilities hereunder in accordance with the terms and conditions hereinafter set forth.

         4.1 Consulting Term. The term of engagement shall commence upon the Separation Date, and shall continue for a term ending on January 15, 2003, unless earlier terminated pursuant to Section 4.4 of this Agreement (the "Consulting Term").


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         4.2 Duties and Responsibilities; Compensation.

         (a) Benac's position shall be as a consultant to UICI, in which capacity he agrees to consult with and assist senior management of UICI in providing (a) litigation and investigatory support services with respect to any and all pending and future securities laws litigation and/or litigation or investigations concerning United Credit National Bank, United CreditServ, Inc. or any affiliates thereof, and (b) assistance with respect to any other matters as requested from time to time by Greg Mutz, Glenn Reed and/or John Allen. As part of his duties hereunder, Benac agrees to fully cooperate with the Company in any and all internal or external investigations, subpoenas, requests for information, discovery requests, etc., and to make himself available upon the request of the Company to appear in any and all administrative or judicial proceedings with respect to activities or claims accruing prior to the Separation Date. Benac shall report to the assigning individual on a regular, periodic basis and keep such individual reasonably informed as to the status and progress of each assignment.

         (b) For his services hereunder, UICI agrees to pay to Benac the amount of $120,000 (or such lesser amount, as provided in Section 4.5), payable in 24 equal monthly installments in the amount of $5,000, payable on the first day of each month, commencing November 1, 2000, with the final installment payment payable on October 1, 2002. In addition, the Company will promptly reimburse Benac for all reasonable out-of-pocket expenses incurred by Benac in connection with his duties hereunder, and Benac agrees to submit to the Company written evidence of all expenses incurred on a monthly basis. Monthly payments of consulting fees and expenses hereunder shall be made by mail to the address set forth below. Notwithstanding anything in the foregoing to the contrary, it is agreed and understood that Benac shall not be required to devote to his consulting duties hereunder more than 40 hours in any three-month period during the Consulting Term. If Benac does spend more than 40 hours in any three-month period or more than 160 hours in any twelve-month period, then Company shall pay Benac at the hourly rate of $40 for each hour in excess of 40 hours or 160 hours, as the case may be.

         4.3 Taxes. Benac is an independent contractor hereunder and shall be responsible for payment of all federal and state taxes due on amounts paid hereunder and the Company shall not withhold any amounts for federal, state or local income taxes or taxes or assessments that might be payable or be required to be withheld if Benac were an employee of Company. Benac shall indemnify Company for and hold the Company harmless from and against any costs, damages or liabilities relating to any such taxes or assessments.

         4.4. Termination of Consulting Arrangement. The consulting arrangement created hereby may be terminated prior to the end of the Consulting Term as follows:

         (i)      by the Company at any time for "cause;"

         (ii) by the Company at any time without cause, upon not less than 30 days' prior written notice to Benac; or

         (iii)    upon the death of Benac.

For purposes of this Agreement, termination for "cause" shall mean termination for reason of the failure of Benac to materially observe the provisions of
Section 4.2, 5 or 8 of this Agreement or termination for reason of theft, proven dishonesty, gross misconduct, embezzlement, fraud, conviction of a felony involving fraud, theft, bodily harm or damage to property (whether connected with the consulting relationship or not), or use of the facilities or premises of the Company or a subsidiary for the conduct of unlawful or unauthorized activities or transactions.



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         4.5 Effect of Termination of Consulting Arrangement.

         (a) In the event the consulting arrangement provided herein is terminated by the Company prior to the end of the Consulting Term as provided in
Section 4.4(i), then in such event (i) Benac shall be entitled only to such portion of the compensation set forth in Section 4.2(b) of this Agreement for the portion of the Consulting Term that he continued as a consultant hereunder, and (ii) the Benac Put shall be terminated and void.

         (b) In the event the consulting arrangement provided herein is terminated by the Company as provided in Section 4.4(ii) or as provided in
Section 4.4(iii), then in such event (i) Benac shall be entitled to the balance of the compensation set forth in Section 4.2(a) of this Agreement, payable in monthly installments as provided in Section 4.2(b) hereof, and (ii) in the Benac Put and the UICI Call shall remain fully operative and in full force and effect.

         5. CONFIDENTIALITY.

         5.1 Confidential Information. Benac acknowledges that, by reason of his employment by UICI and of his engagement as a consultant to the Company under this Agreement, he will or may have access to confidential and proprietary information of the Company, including, without limitation, client and customer lists, developments, information pertaining to services and products, improvements of new or existing services and products, know-how, specifications, profit and other financial figures, and other information treated as proprietary or confidential by the Company which is not otherwise readily available from public or published sources. Benac agrees that he will maintain in confidence all such confidential or proprietary information and that he will not, for any reason, during his engagement by the Company or thereafter, directly or indirectly, use for his benefit, or for any person, firm, corporation, partnership, joint venture or other entity whatsoever, or disclose to any person, firm, corporation, partnership, joint venture or other entity whatsoever, any confidential or proprietary information relating to the business or affairs of the Company without the prior written authorization of the Company. Notwithstanding the foregoing, nothing hereunder shall prohibit Benac from disclosing (i) information that has become generally available to the public other than as a result of disclosure by Benac or (ii) information required to be disclosed by applicable law or legal process, provided that UICI shall have been afforded reasonable notice in advance of such disclosure and had the opportunity to contest the scope of any legal request to require such disclosure.

         5.2 Return of Materials. Upon termination of Benac's engagement as a consultant hereunder, for whatever reason, Benac agrees promptly to surrender to the Company all notes, memoranda, customer lists, records, reports, computer programs and all other documents and material, and all copies thereof, whether prepared by Benac or others, which contain or relate to confidential or proprietary information of the Company of which the Benac has obtained possession during the course of performing Benac's obligations hereunder.

         6. REPRESENTATIONS AND WARRANTIES.

         6.1 Representation of Benac. Benac hereby represents and warrants to the Company that he is not a party or otherwise subject to any employment or other agreement or subject to any duty or duties to another person or entity of which the subject matter hereof could be in violation.

         6.2 Representation of UICI. UICI hereby represents and warrants to Benac that (a) neither it nor any UICI Affiliate is a party or otherwise subject to any



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agreement or subject to any duty or duties to another person or entity of which the subject matter hereof could be in violation, (b) this Agreement has been duly authorized, executed and delivered by UICI and (c) UICI has due authority to execute this Agreement on behalf of each other UICI Affiliate.

         7. DISCLOSURE. Benac acknowledges that the principal terms of the arrangement contemplated by this Agreement must be disclosed under the rules and regulations of the Securities and Exchange Commission promulgated under the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended.

         8. NONDISPARAGEMENT. Benac agrees that he will not make any statements, either oral, written, telephonic, electronic or by in other method or in any other format, that in any way disparage, damage or undermine the character or reputation of any of the UICI Affiliates or any member of management thereof. Any party who suffers disparagement in violation of this provision will be entitled to recover attorneys' fees and expenses.

         9. INDEMNIFICATION.

         9.1 Indemnification by Benac. Benac hereby agrees to indemnify and hold the Company harmless from and against any claim, cost, expense, damage, liability, loss or deficiency suffered or incurred by the Company (including, without limitation, reasonable attorneys' fees and other reasonable costs and expenses incident to any suit, action, proceeding or claim) arising out of or resulting from, and will pay the Company on written demand the full amount of any sum which the Company may pay or may become obligated to pay in respect of,
(i) any material inaccuracy in any representation or the breach of any warranty made by Benac pursuant to this Agreement or (ii) any failure by Benac duly to perform or observe any term, provision, covenant, agreement or condition in this Agreement to be performed or observed by Benac.

         9.2 Indemnification by the Company. The Company hereby agrees to indemnify and hold Benac harmless from and against any claim, cost, expense, damage, liability, loss or deficiency suffered or incurred by Benac (including, without limitation, reasonable attorneys' fees and other reasonable costs and expenses incident to any suit, action, proceeding or claim) arising out of or resulting from, and will pay Benac on written demand the full amount of any sum which Benac may pay or may become obligated to pay in respect of, (i) any material inaccuracy in any representation or the breach of any warranty made by the Company pursuant to this Agreement, (ii) any failure by the Company or any UICI Affiliate duly to perform or observe in any material respect any term, provision, covenant, agreement or condition in this Agreement to be performed or observed by the Company or any UICI Affiliate or (iii) any other such claim, cost, expense, damage, liability, loss or deficiency arising out of Benac's services to be provided to the Company as a consultant hereunder (except, and only to the extent, that such other claim, cost, expense, damage, liability, loss or deficiency arises primarily from Benac's gross negligence, IT BEING EXPRESSLY UNDERSTOOD THAT THE INDEMNITY SET FORTH IN THIS CLAUSE (iii) INCLUDES MATTERS BASED ON BENAC'S ORDINARY NEGLIGENCE).

         10. GENERAL PROVISIONS.

         10.1 Survival. Notwithstanding the termination of the consulting arrangement hereby created upon or prior to expiration of the Consulting Term for any reason, the covenants contained in Sections 3, 4.5 and 8 hereof shall survive and remain in full force and effect.


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         10.2 Binding Effect; Assignment. This Agreement shall be binding upon and inure to the benefit of Benac, the Company, the UICI Affiliates and their respective heirs, executors, administrators, successors and assigns; provided, however, that Benac may not assign either his rights or obligations hereunder.

         10.3 Entire Agreement; Amendments. This Agreement contains the entire agreement and understanding between the Company and Benac relating to the termination of Benac's employment and the engagement of Benac by the Company as a consultant and supersedes all prior agreements between the Company and Benac relating to the subject matter hereof. This Agreement may not be amended, modified or supplemented in any respect except by a subsequent written agreement executed by the party affected thereby.

         10.4 Notices. All notices, requests, demands and other communications required or permitted to be given hereunder shall be by hand-delivery, certified or registered mail; return receipt requested, telex, telecopier, or air courier to the parties set forth below. Such notices shall be deemed given: at the time delivered by hand, if personally delivered; at the time received if sent certified or registered mail; when answered back, if telexed; when receipt acknowledged, if telecopied; and the third business day after timely delivery to the courier, if sent by air courier.

                           If to the Company:

                           UICI
                           4001 McEwen Drive
                           Suite 200
                           Dallas, Texas  75244

                           Attn.: Mr. Gregory T. Mutz
                           Telephone: (972)-392-6798
                           Telecopy: (972) 392-6717


                           If to Benac:

                           3612 Crescent Avenue
                           Dallas, TX 75205
                           Phone: (214) 213-1403

         10.5 Execution in Counterparts. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original agreement, but all of which together shall constitute one and the same instrument.

         10.6 Titles and Headings. Titles and headings to sections herein are for purposes of reference only, and shall in no way limit, define, or otherwise affect the provisions herein.

         10.7 Governing Law; Submission to Jurisdiction. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Texas. Each of Benac, the Company and each UICI Affiliate hereby submits to the exclusive jurisdiction of the United States District Court for the Northern District of Texas and of any Texas state court sitting in Dallas, Texas for the purposes of all legal proceedings arising out of or relating to the Agreement or the transactions contemplated hereby. Each of Benac, the Company and each UICI Affiliate irrevocably waives, to the fullest extent permitted by law, any objection which any of such parties



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may now or hereafter have to the laying of the venue of any such proceeding brought in such a court and any claim that any such proceeding brought in such a court has been brought in an inconvenient forum.

         10.8 Severability. If any provision of this Agreement or application thereof to anyone or under any circumstances is adjudicated to be invalid or unenforceable, such invalidity or unenforceability shall not affect any other provision or application of this Agreement which can be given effect without the invalid or unenforceable provision or application.

         Please acknowledge your agreement to the foregoing by signing and returning to the undersigned the enclosed copy of this letter.


                                     UICI



                                     By:
                                        ---------------------------------------
                                     Name: Glenn W. Reed
                                     Its:  Executive Vice President
                                           and General Counsel


Agreed and acknowledged this __ day of October, 2000.


--------------------------------
       William P. Benac



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